EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-82081 and 33-72372) of Flowserve Corporation of our report dated June 29, 2006, relating to the financial statements of the Flowserve Corporation Retirement Savings Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
  June 29, 2007